Exhibit 21.1

LIST OF SUBSIDIARIES OF AKANDA CORP.

Subsidiary	Jurisdiction

Bophelo Bio Science and Wellness (Pty) Limited	Kingdom of Lesotho

Bophelo Holdings Limited	England and Wales

Canmart Limited	England and Wales

Cannahealth Limited	Malta